EXHIBIT 99

NEWS RELEASE


FOR IMMEDIATE RELEASE                     Contact:  Mark F. Bradley,
---------------------                               Chief Integration Officer
August 10, 2001                                     (740) 374-6163


                             PEOPLES BANCORP DECLARES
               10% STOCK DIVIDEND; CONTINUES CURRENT CASH DIVIDEND
               ---------------------------------------------------

         MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (Nasdaq: PEBO) declared a 10% stock dividend to be issued September 12, 2001, to common shareholders of record at August 24, 2001. Fractional shares will be paid in cash based on the closing price of Peoples' common stock on the record date.
         Peoples' Board of Directors also resolved to continue the current cash dividend of $0.15 per share to be paid on existing and new shares. This represents an effective increase in the cash dividend of 10% and will be paid on October 1, 2001, to shareholders of record at September 14, 2001. At August 1, 2001, Peoples Bancorp had 6,543,000 shares outstanding.
         "We believe the 10% stock dividend, combined with our history of consistent cash dividend growth, are effective methods to reach our goals for enhanced shareholder return," commented Robert E. Evans, President and Chief Executive Officer. "The additional stock and cash reward our shareholders for their ongoing support and reflects our positive outlook for the year."
         Including the 10% stock dividend to be paid on September 12, 2001, Peoples has issued 12 stock splits or dividends over the past 20 years. During this time, Peoples has grown one share of stock to 19 shares and continued raising its cash dividend each year to the current annualized rate of $0.60 per share.
         Peoples Bancorp Inc., a diversified financial products and services company with $1.2 billion in assets, offers a complete line of banking, investment, insurance, and trust solutions through Peoples Bank's 40 sales offices and 25 ATM's in Ohio, West Virginia, and Kentucky. Peoples' common stock is traded on the NASDAQ exchange under the symbol "PEBO". Learn more about Peoples or enroll in Peoples OnLine Connection, Peoples' Internet banking product, at www.peoplesbancorp.com.


                                 END OF RELEASE